Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "ENOCHIAN BIOSCIENCES INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF AUGUST, A.D. 2023, AT 11:30 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

4928900 8100
SR# 20233129157

Authentication: 203872995
Date: 08-02-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 08/01/2023
FILED 11:30 AM 08/01/2023
SR 20233129157 - File Number 4928900

ENOCHIAN BIOSCIENCES INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW

The undersigned, Mark Dybul does hereby certify that:

1. He is the Chief Executive Officer of Enochian Biosciences Inc., a Delaware corporation (the "Corporation").

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which are presently issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as blank check preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, pursuant to its authority as aforesaid, does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Common Stock" means the common stock, $0.0001 par value per share, of the Corporation.

"Date of Issuance" means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

"Junior Securities" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

"Liquidation Value" means, with respect to any Share on any given date, Seven Dollars and Thirteen Cents ($7.13) (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock).

"Qualified Merger" means a transaction in which, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person in which the Corporation is not the surviving entity, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, or (iii) the Corporation, directly or indirectly, in one or more related transactions which are approved by the Board of Directors, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 35% of the outstanding shares of Common Stock or 35% or more of the voting power of the Common Stock.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Share" means a share of Series A Preferred Stock.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares so designated shall be 1,000,000. The Preferred Stock will initially be issued either (i) in a physical Preferred Stock certificate or (ii) via book entry by the Corporation's transfer agent.

Section 3. Dividends. The Corporation shall pay dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4. Voting Rights. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Corporation and shall be entitled to that number of votes equal to one vote for the number of shares of Common Stock into which such Holder's shares of the Series A Preferred Stock could then be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if there is no specified record date, as of the date of such vote or written consent. Except as otherwise expressly provided herein or as otherwise required by law, the Series A Preferred Stock and the Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which the Common Stock is entitled to vote.

Section 5. Liquidation.

a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a "Liquidation"), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder. The Series A Preferred Stock is not participating preferred.

b) Insufficient Assets. If upon any Liquidation the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5(a), (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Company shall not make or agree to make any payments to the holders of Junior Securities.

Section 6. Conversion.

a) Right to Convert; Automatic Conversion.

i. Right to Convert. Subject to the provisions of this Section 6, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election

(a "Series A Election Notice"), in the form as set forth on Annex A, to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock held by such holder into an aggregate number of shares of Common Stock as is determined by multiplying the number of Shares to be converted by ten (10) (the "Conversion Ratio").

ii. Automatic Conversion. Subject to the provisions of this Section 6, in connection with, and on the closing of, a Qualified Merger, all of the outstanding Shares of Series A Preferred Stock held by shareholders shall automatically convert into an aggregate number of shares of Common Stock as is determined by multiplying the number of Shares by the Conversion Ratio then in effect. If a closing of a Qualified Merger occurs, such automatic conversion of all of the outstanding Shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock as of immediately prior to such closing.

b) Procedures for Conversion; Effect of Conversion.

i. Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 6(a)(i), a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) business days thereafter) deliver to the relevant holder (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 6(a)(i) and, if applicable (b) a certificate in such holder's (or the name of such holder's designee as stated in the written election) for the number of Shares of Series A Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

ii. Procedures for Automatic Conversion. As of the closing of a Qualified Merger all outstanding Shares of Series A Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 6(a)(ii) without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Qualified Merger (but in any event within ten (10) business days thereafter), the Corporation shall send each holder of Shares of Series A Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) business days thereafter) deliver to the relevant holder a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

iii. Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 6(b) shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor. If any conversion of Shares

would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round up such fraction of a share of Common Stock to the nearest whole share and no fractional shares will be issued.

c) Reservation of Stock. From and after November 30, 2023, the Corporation shall at all times when any Share of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 6. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

Section 7. Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each record holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8. Redemption.

a) Generally. The Preferred Stock is perpetual and has no maturity date.

b) No Sinking Fund. The Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section 9. Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

Section 10 Miscellaneous.

a) Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Company, at its registered offices and (b) to any shareholder, at such holder's address at it appears in the stock records of the Company (or at such other address for a shareholder as shall be specified in a notice given in accordance with this Section 10(a)).

b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of

evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. This Certificate of Designations or any provision hereof may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the Series A Preferred Stock currently outstanding. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

RESOLVED, FURTHER, that the Chief Executive Officer of the Corporation be and he hereby is authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 1st day of August, 2023.

By: __*/s/ Mark Dybul*_________________
Name: Mark Dybul, M.D.
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), Enochian BioSciences Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Preferred Stock owned prior to Conversion:
Number of shares of Preferred Stock to be Converted:
Stated Value of shares of Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:______________________________
Name:
Title: